Exhibit 23.4

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form S-4 of Denali Holding Inc. of our report dated December 14, 2015 relating to the consolidated financial statements of Dell Inc. and its subsidiaries (the “Predecessor”), and our report dated March 10, 2016 relating to the consolidated financial statements of Denali Holding Inc. and its subsidiaries (the “Successor”), which appear in such Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Austin, Texas

April 11, 2016